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-----------                                                                                          -----------------------------
  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                     -----------------------------
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number                   |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:                     |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(f) of the Investment Company Act of 1940      |hours per response           |
    continue.                                                                                        -----------------------------
    See instruction 1(b)

(Print or Type Responses)
-----------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
       Andlinger       Gerhard       R.       |    Galileo Corporation (Nasdaq: GAEO)        |     (Check all applicable)
----------------------------------------------|--------------------------|-------------------|
      (Last)         (First)        (Middle)  |                          |                   |
                                              | 3.  IRS or Social Se-    |4. Statement for   |      X  Director     X  10% Owner
      4445 North A1A, Suite #235              |     curity Number of     |    Month/Year     |      __ Officer      __ Other
----------------------------------------------|     Reporting Person     |                   |         (give title     (specify
                    (Street)                  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          |      02/99        |          _________________
                                              |                          |                   |
                                              |                          |                   |
                                              |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
      Vero Beach        FL          32963     |                          |   (Month/Year)    | X  Form filed by One Reporting Person
                                              |                          |                   | __ Form filed by More than One
                                              |                          |                   |    Reporting Person
----------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security    | 2. Trans- |3.Trans-    | 4. Securities Acquired (A)  |5. Amount of     |6. Owner-     | 7. Nature of
     (Instr. 3)           |    action |  action    |    or Disposed of (D)       |   Securities    |   ship       |    Indirect
                          |    Date   |  Code      |                             |   Beneficially  |   Form:      |    Bene-
                          |           |            |                             |   Owned at      |   Direct     |    ficial
                          |    (Month/|            |                             |   End of Month  |   (D) or (I) |    Ownership
                          |    Day/   |  (Instr. 8)|     (Instr. 3, 4 and 5)     |                 |              |
                          |    Year)  |------|-----|--------------|-----|--------|                 |              |
                          |           |      |     |              |(A)or|        |                 |              |
                          |           | Code |  V  |  Amount      |(D)  |Price   | (Instr. 3 and 4)|   (Instr. 4) |   (Instr. 4)
--------------------------|-----------|------|-----|--------------|-----|--------|-----------------|--------------|-----------------
Common Stock, par value   |           |      |     |              |     |        |                 |              |
  $.01 per share          |  02/02/99 | P    |     | 6,000 shares |  A  | $5.500 |                 |      (D)     |
--------------------------|-----------|------|-----|--------------|-----|--------|-----------------|--------------|-----------------
Common Stock, par value   |           |      |     |              |     |        |                 |              |
  $.01 per share          |  02/03/99 | P    |     |19,000 shares |  A  | $5.595 |                 |      (D)     |
--------------------------|-----------|------|-----|--------------|-----|--------|-----------------|--------------|-----------------
Common Stock, par value   |           |      |     |              |     |        |                 |              |
  $.01 per share          |  02/03/99 | P    |     | 1,000 shares |  A  | $5.625 |                 |      (D)     |
--------------------------|-----------|------|-----|--------------|-----|--------|-----------------|--------------|-----------------
Common Stock, par value   |           |      |     |              |     |        |                 |              |
  $.01 per share          |  02/04/99 | P    |     |14,600 shares |  A  | $5.717 |                 |      (D)     |
--------------------------|-----------|------|-----|--------------|-----|--------|-----------------|--------------|-----------------
Common Stock, par value   |           |      |     |              |     |        |                 |              |
  $.01 per share          |  02/05/99 | P    |     | 9,400 shares |  A  | $5.750 |                 |      (D)     |
--------------------------|-----------|------|-----|--------------|-----|--------|-----------------|--------------|-----------------
Common Stock, par value   |           |      |     |              |     |        |                 |              |
  $.01 per share          |  02/22/99 | P    |     | 1,100 shares |  A  | $5.250 |                 |      (D)     |
--------------------------|-----------|------|-----|--------------|-----|--------|-----------------|--------------|-----------------
Common Stock, par value   |           |      |     |              |     |        |                 |              |
  $.01 per share          |  02/23/99 | P    |     | 9,500 shares |  A  | $5.230 |                 |      (D)     |
--------------------------|-----------|------|-----|--------------|-----|--------|-----------------|--------------|-----------------
Common Stock, par value   |           |      |     |              |     |        |                 |              |
  $.01 per share          |  02/24/99 | P    |     | 9,400 shares |  A  | $5.250 |                 |      (D)     |
--------------------------|-----------|------|-----|--------------|-----|--------|-----------------|--------------|-----------------
Common Stock, par value   |           |      |     |              |     |        |                 |              |
  $.01 per share          |  02/26/99 | P    |     |11,000 shares |  A  | $5.125 |                 |      (D)     |
--------------------------|-----------|------|-----|--------------|-----|--------|-----------------|--------------|-----------------

--------------------------|-----------|------|-----|--------------|-----|--------|-----------------|--------------|-----------------
Common Stock, par value   |           |      |     |              |     |        |                 |              |
  $.01 per share          |           |      |     |              |     |        |    81,000       |      (D)     |
--------------------------|-----------|------|-----|--------------|-----|--------|-----------------|--------------|-----------------
Common Stock, par value   |           |      |     |              |     |        |                 |              |
  $.01 per share          |           |      |     |              |     |        |  2,000,000(1)   |      (I)(1)  |    (1)
====================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one person, see Instruction 4(b)(v).


                                                                Page 2 of 3 pages                                          (Over)

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FORM 4 (Continued)                       Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                 (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of   |2.(Conver-|3.Trans-|4.Trans-|5.Number of      |6.Date Exer-   |7.Title and   |8.Price |9.Number  |10.Owner-|11.Nature
   Derivative |  sion or |  action|  action|  Derivative     |  cisable      |  Amount of   |  of    | of deriv-| ship    |of
   Security   |  Exercise|  Date  |  Code  |  Securities     |  and          |  Underlying  |  Deri- | ative    | Form of |Indirect
   (Instr. 3) |  Price of|        |(Instr. |  Acquired       |  Expiration   |  Securities  |  vative| Securi-  | Deriva- |Benefi-
              |  Deriv-  |        | 8)     |  (A) or Dis-    |  Date         |  (Instrs. 3  |  Secu- | ties     | tive    |cial
              |  ative   |        |        |  posed of (D)   | (Month/Day/   |   and 4)     |  rity  | Benefi-  | Secu-   |Owner-
              |  Security| (Month/|        |                 |  Year)        |              | (Instr.| cially   | rity:   |ship
              |          |  Day/  |        |(Instrs. 3,4,    |               |              |  5)    | Owned    | Direct  |(Instr.4
              |          |  Year) |        | and 5)          |               |              |        | at End   | (D) or  |
              |          |        |        |                 ----------------|---------------        | of Month | indirect|
              |          |        |        |                 |Date  |Expira- |      |Amount |        | (Instr. 4| (I)     |
              |          |        |        |                 |Exer- |tion    |Title |or     |        |          |(Instr.4)|
              |----------|--------|----|---|----------|------|cisa- |Date    |      |Number |        |          |         |
              |          |        |    |   |          |      |ble   |        |      |of     |        |          |         |
              |          |        |    |   |          |      |      |        |      |Shares |        |          |         |
              |          |        |Code| V |    (A)   | (D)  |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
--------------|----------|--------|----|---|----------|------|------|--------|------|-------|--------|----------|---------|---------
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
              |          |        |    |   |          |      |      |        |      |       |        |          |         |
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1)   These shares are  beneficially owned directly by Andlinger  Capital XIII LLC.  Mr.  Andlinger  may  be  deemed to beneficially own such shares  indirectly as the owner of a  greater  than 50%  interest in  Andlinger Capital XIII LLC.  This report  shall not be deemed an admission  that Mr. Andlinger is the beneficial owner of such shares.



**  Intentional misstatements or omissions of facts constitute                     /s/ Gerhard R. Andlinger               03/03/99
    Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------     -----------
                                                                                   ** Signature of Reporting Person         Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                               Page 3 of 3 pages
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